Global Payments Refinances Debt Facilities and Expands Capacity to $3 Billion

ATLANTA, August 3, 2015 -- Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology services, successfully closed on a new five-year senior unsecured $1.75 billion term loan facility and $1.25 billion revolving credit facility arranged by Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and TD Securities (USA) LLC.
The proceeds from the new facilities will be used to repay outstanding balances on the company’s prior revolving credit facility and $1.25 billion term loan. The company intends to use the remaining capacity to support future capital allocation initiatives.
“We are pleased to announce the successful completion of the refinancing and expansion of our existing debt facilities to $3 billion in the aggregate, increasing our available capacity by $750 million,” stated Cameron Bready, Executive Vice President and Chief Financial Officer. “In addition to being more cost effective, these new facilities support the continued execution of our balanced capital deployment strategy of enhancing growth through additional acquisitions, while remaining a consistent purchaser of our shares.”

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading worldwide provider of payment technology services that delivers innovative solutions driven by customer needs globally. Our partnerships, technologies and employee expertise enable us to provide a broad range of products and services that allow our customers to accept all payment types across a variety of distribution channels in many markets around the world.
Headquartered in Atlanta, Georgia with more than 4,400 employees worldwide, Global Payments is a Fortune 1000 Company with merchants and partners in 29 countries throughout North America, Europe, the Asia-Pacific region and Brazil. For more information about Global Payments, our Service. Driven. Commerce brand and our technologies, please visit www.globalpaymentsinc.com.

Investor contact: investor.relations@globalpay.com	Media contact: media.relations@globalpay.com
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